EXHIBIT 99.1

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              March 1, 2006

ROWAN REPORTS RECORD QUARTERLY REVENUES AND
IMPROVED OPERATING RESULTS; 2005 REVENUES EXCEED $1 BILLION

HOUSTON, TEXAS -- For the three months ended December 31, 2005, Rowan Companies, Inc. (RDC - NYSE) generated income from continuing operations of $69.5 million, or 63¢ per share, compared to $16.4 million, or 15¢ per share, in the same period of 2004. Revenues were a record $317.4 million in the fourth quarter of 2005, compared to $190.7 million in the fourth quarter of 2004. The current period results included gains on asset sales and insurance recoveries in excess of hurricane losses that together contributed approximately 14¢ per share, net of tax.

The Company generated income from continuing operations of $217.8 million, or $1.97 per share, on revenues of $1,068.8 million during the year ended December 31, 2005, compared to income from continuing operations of $27.5 million, or 26¢ per share, on revenues of $679.7 million during 2004. Net income was $229.8 million, or $2.08 per share, in 2005, compared to a net loss of $1.3 million, or 1¢ per share, in 2004.

Rowan’s offshore rig utilization decreased to 93% during the fourth quarter of 2005, from 99% during the comparable 2004 period, as three rigs entered the shipyard in December in preparation for their relocation to Saudi Arabia. The Company’s average Gulf of Mexico day rate was a record $92,100 during the fourth quarter of 2005, up $17,700, or 24%, from the third quarter of 2005 and up $41,400, or 82%, from the fourth quarter of 2004. Rowan’s land rig utilization was 89% during the fourth quarter of 2005, up from 83% in the comparable 2004 period. The Company’s average land rig day rate was $21,100 during the fourth quarter of 2005, up $2,300, or 12%, from the third quarter of 2005 and up $7,300, or 53%, from the fourth quarter of 2004.

As previously reported, during Hurricanes Katrina and Rita, Rowan lost four jack-up rigs and had one jack-up severely damaged. During the fourth quarter, the Company recognized the excess of insurance proceeds received over the carrying value of the lost equipment of approximately $23 million.

The Company experienced 71 fewer rig operating days in December as a result of shipyard modifications made to three rigs contracted to Saudi Aramco prior to their January 2006 departure for Saudi Arabia. Rowan will receive $44.7 million in fees for shipyard time, modifications and mobilization of the three rigs. Such fees will be recognized as revenues over the three-year contract period, beginning when the rigs commence drilling operations in March or April 2006. Labor and other routine operating costs related to these rigs are being expensed as incurred.

Danny McNease, Chairman and Chief Executive Officer, commented, “Our drilling and manufacturing businesses continue to reach new heights and our near-term outlook remains very favorable. Our drilling fleet is effectively fully utilized and our backlog of contracts continues to grow. Nine of our 20 offshore rigs currently have commitments that extend into 2007 or beyond, and we are aggressively pursuing additional long-term drilling assignments at favorable rates.

“Rowan’s average offshore day rate worldwide is currently around $134,000 or more than 28% higher than our average during the fourth quarter. Absent a significant change in market fundamentals, we believe that the global competition for quality rigs will intensify in 2006 and that the upward pressure on day rates will continue.

“Expansion of our drilling fleet continues at a rapid pace. By the end of 2006, we should have completed construction of 12 additional 2000 horsepower land rigs, nine of which are committed under long-term contracts. The Hank Boswell, our third Tarzan Class jack-up, will also have been delivered. At that time, our fourth Tarzan Class rig should be approximately 50% complete and we will have made significant progress toward building the first of our newest jack-up design, the 240C.

“Of course, none of this would be possible without our manufacturing division, which implements our construction program while also developing innovative oilfield and other products and generating record revenues. At year end, our external backlog of orders was a record $388 million and included work remaining on one jack-up rig and five rig kits that should provide approximately $225 million in additional revenues over the next two to three years. Also included were orders for 19 mining loaders and log stackers and 63 mud pumps that will be delivered in 2006.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	DECEMBER 31
	2005	2004

ASSETS

Cash and cash equivalents	$675,903	$465,977
Accounts receivable	253,194	132,445
Inventories	196,010	164,113
Other current assets	83,025	32,910
Assets of discontinued operations	-	11,652
Total current assets	1,208,132	807,097
Property, plant and equipment - net	1,720,734	1,669,494
Other assets	46,317	15,695
TOTAL	$2,975,183	$2,492,286

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$64,922
Other current liabilities	275,691	165,814
Liabilities of discontinued operations	-	4,064
Total current liabilities	340,613	234,800
Long-term debt	550,326	574,350
Other liabilities	464,505	274,252
Stockholders' equity	1,619,739	1,408,884
TOTAL	$2,975,183	$2,492,286

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2005	2004	2005	2004
REVENUES:
Drilling services	$215,059	$126,022	$775,356	$472,103
Manufacturing sales and services	102,373	64,703	293,426	207,573
TOTAL	317,432	190,725	1,068,782	679,676
COSTS AND EXPENSES:
Drilling services	105,784	73,735	394,595	326,687
Manufacturing sales and services	87,377	55,659	253,688	177,041
Depreciation and amortization	20,983	20,103	81,204	78,489
Selling, general and administrative	17,805	12,217	65,092	40,721
Gain on sales of property and equipment	(1,486)	(533)	(52,449)	(1,747)
Gain on hurricane-related events	(22,855)	-	(13,948)	-
TOTAL	207,608	161,181	728,182	621,191
INCOME FROM OPERATIONS	109,824	29,544	340,600	58,485
OTHER INCOME (EXPENSE):
Interest expense	(6,934)	(5,478)	(25,802)	(20,911)
Less interest capitalized	762	533	3,803	2,195
Interest income	6,383	1,721	16,843	4,408
Gain on sales of investments	-	-	9,553	-
Other - net	(55)	128	473	416
OTHER INCOME (EXPENSE) - NET	156	(3,096)	4,870	(13,892)
INCOME BEFORE INCOME TAXES	109,980	26,448	345,470	44,593
Provision for income taxes	40,493	10,062	127,633	17,108
INCOME FROM CONTINUING OPERATIONS	69,487	16,386	217,837	27,485
Income (loss) from discontinued operations, net of tax	-	(14,158)	11,963	(28,758)
NET INCOME (LOSS)	$69,487	$2,228	$229,800	$(1,273)
PER DILUTED SHARE AMOUNTS:
Income from continuing operations	$.63	$.15	$1.97	$.26
Income (loss) from discontinued operations, net of tax	$-	$(.13)	$.11	$(.27)
Net income (loss)	$.63	$.02	$2.08	$(.01)
AVERAGE DILUTED SHARES	110,967	108,519	110,316	107,133

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE TWELVE MONTHS
	ENDED DECEMBER 31
	2005	2004
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$229,800	$(1,273)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	81,291	95,650
Deferred income taxes	121,660	866
Contributions to pension plans	(89,207)	(19,494)
Net (gain) loss on asset disposals	(50,238)	17,596
Other - net	26,310	37,804
Net changes in current assets and liabilities	19,486	(14,857)
Net changes in other noncurrent assets and liabilities	(5,932)	815
Net cash provided by operations	333,170	117,107

Investing activities:
Property, plant and equipment additions	(199,798)	(136,886)
Proceeds from asset disposals	120,713	131,694
Net cash used in investing activities	(79,085)	(5,192)

Financing activities:
Proceeds from borrowings	37,909	70,842
Repayments of borrowings	(61,933)	(55,904)
Proceeds from stock option and convertible debenture plans	34,008	15,945
Payments of cash dividends	(54,143)	-
Proceeds from common stock offering, net of issue costs	-	264,952
Net cash provided by (used in) financing activities	(44,159)	295,835

INCREASE IN CASH AND CASH EQUIVALENTS	209,926	407,750
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	465,977	58,227
CASH AND CASH EQUIVALENTS, END OF PERIOD	$675,903	$465,977